Exhibit 99.2

Risk Factors Relating to the Conversion and Shares of our Class A Common Stock

The risk factors set forth below are being filed for the purpose of modifying and supplementing certain of the risk factors disclosed under the heading “Risk Factors—Risks Inherent in an Investment in Us” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2023 (our “2022 Annual Report”), to reflect our conversion from a Delaware limited partnership named Viper Energy Partners LP (the “Partnership”) to a Delaware corporation named Viper Energy, Inc., effective as of 12:01 a.m. Eastern Time on November 13, 2023 (the “Conversion”), and should be read in conjunction with the risk factor and other disclosures contained in our 2022 Annual Report, as supplemented by subsequent reports filed by us with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those relating to the Conversion.

For the purposes of the risk factors set forth below, (i) as of any time prior to the Conversion, references to “Viper,” “we,” “us,” “our” and similar terms mean Viper Energy Partners LP and its subsidiary Viper Energy Partners LLC (“Viper OpCo”) and, as of any time after the Conversion, Viper Energy, Inc., and its subsidiary Viper OpCo.

Because we are a “controlled company” as defined in the listing standards of Nasdaq Stock Market LLC (“Nasdaq”), you may not have protection of certain corporate governance requirements which otherwise are required by Nasdaq’s rules.

Under Nasdaq’s rules, a controlled company is a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company. We are a controlled company because Diamondback Energy, Inc. (“Diamondback”) and its wholly owned subsidiary Diamondback E&P LLC (“Diamondback E&P”) together hold more than 50% of our voting power. For so long as we remain a controlled company, we are not required to comply with certain corporate governance requirements, and are permitted to elect to rely, and may rely, on certain exemptions from certain corporate governance requirements, including:

•	our board of directors is not required to be comprised of a majority of independent directors;

•	our board of directors is not subject to the compensation committee requirement; and

•	we are not subject to the requirements that director nominees be selected either by the independent directors or a nomination committee comprised solely of independent directors.

We have not taken advantage of the exemption to have a majority of independent directors. However, we initially intend to rely upon the exemption to having a compensation committee and the exemption to director nominees being selected by independent directors. As a result, to the extent that we take advantage of these exemptions, you will not have the same protections afforded to stockholders of companies that are subject to all of the Nasdaq corporate governance requirements. Although we do not currently intend to take advantage of the controlled company exemptions, except as set forth above, we cannot assure you that, in the future, we will not seek to take advantage of these exemptions. If we cease to be a “controlled company” in the future, we will be required to comply with the Nasdaq listing standards, which may require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase our legal and administrative costs, will make some activities more difficult, time-consuming and costly and may also place additional strain on our resources.

Diamondback controls us and its interests may conflict with ours or yours in the future.

Similar to its equity position pre-Conversion, Diamondback beneficially owns approximately 56% of the voting power of our capital stock. For so long as Diamondback continues to have voting power over a significant percentage of our capital stock, even if such amount is less than 50%, it will still be able to significantly influence the composition of our board of directors and the approval of actions requiring stockholder approval. Although the holders of our common stock will be entitled to vote on all matters on which stockholders of a corporation are generally entitled to vote on under the Delaware General Corporation Law (the “DGCL”), including the election of our board of directors, pursuant to our certificate of incorporation, for so long as Diamondback and any of its subsidiaries collectively beneficially own at least 25% of our outstanding common stock (i) Diamondback will have the right to designate up to three persons to serve as members of our board of directors and (ii) our board of directors may not appoint any person other than a Diamondback seconded employee as an executive officer of our company unless such appointment is approved, in advance, by either (x) Diamondback (which approval may not be unreasonably withheld or conditioned) or (y) the affirmative vote of the holders of at least 80% of the voting power of our capital stock. Initially, there will be two Diamondback designees to our board of directors—Travis Stice and Kaes Van’t Hof. Further, in connection with the Conversion, we have entered into a Services and Secondment Agreement with Diamondback E&P and Viper OpCo that went into effect at the Effective Time, pursuant to which Diamondback will continue to provide personnel and general and administrative services to us and Viper OpCo, including the services of the executive officers and other employees, in substantially the same manner after the Effective Time as Diamondback provided to Viper before the Conversion. Accordingly, Diamondback will have significant influence with respect to our board of directors, management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as Diamondback continues to beneficially own a significant percentage of our capital stock, it will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of our company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of our company and ultimately might affect the market price of our common stock.

The provision of our certificate of incorporation requiring exclusive venue in the Court of Chancery in the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against us and our directors, officers and stockholders.

Our certificate of incorporation requires, to the fullest extent permitted by law, that any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, arising out of or relating in any way to our certificate of incorporation or any of our stock may only be brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court in the State of Delaware with subject matter jurisdiction. This provision may have the effect of discouraging lawsuits against us and our directors, officers and stockholders.

Our certificate of incorporation does not limit the ability of Diamondback and certain of its directors, principals, officers, employees and their respective affiliates to compete with us.

Our certificate of incorporation provides that none of Diamondback, any of its directors, principals, officers employees or respective affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. In the ordinary course of their business activities, these persons may engage in activities where their interests conflict with our interests or those of our other stockholders.

These persons also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, these persons may have an interest in our pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to our common stockholders.

Anti-takeover provisions in our organizational documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable.

Our certificate of incorporation and bylaws contain provisions that may make the merger or acquisition of our company more difficult without the approval of our board of directors. Among other things, these provisions:

•	would allow us to authorize the issuance of shares of one or more series of preferred stock, including in connection with a stockholder rights plan, financing transactions or otherwise, the terms of which series may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend, or other rights or preferences superior to the rights of the holders of common stock;

•	prohibit stockholder action by written consent unless such action is consented to by the board of directors;

•	provide for certain limitations on convening special stockholder meetings;

•	provide (i) that the board of directors is expressly authorized to make, alter, or repeal our bylaws and (ii) that our stockholders may only amend our bylaws with the approval of at least a majority of all of the outstanding shares of our capital stock entitled to vote; and

•	establish advance notice requirements for nominations for elections to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

Further, as a Delaware corporation, we are also subject to provisions of Delaware law which may impede or discourage a takeover attempt that our stockholders may find beneficial. These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, including actions that our stockholders may deem advantageous, or could negatively affect the trading price of our common stock. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire.

We may fail to realize the anticipated benefits of the Conversion or those benefits may take longer to realize than expected or not offset the costs of the Conversion, which could have a material and adverse impact on the trading price of our securities.

We believe that the Conversion will, among other things, improve our trading liquidity, provide our stockholders with enhanced corporate governance rights, expand our investor base and drive greater value for our stockholders over time. However, the level of investor interest in our Class A common stock may not meet our expectations. For example, benchmark stock indices may change their eligibility requirements in a manner that is adverse to us or otherwise determine not to include our Class A common stock. Moreover, even if we succeed in having our shares of Class A common stock included in key stock indices, this may not result in the increased demand for our stock that we anticipate. Consequently, we may fail to realize the anticipated benefits of the Conversion or those benefits may take longer to realize than we expect. Moreover, there can be no assurance that the anticipated benefits of the Conversion will offset its costs, which could be greater than we expect. Our failure to achieve the anticipated benefits of the Conversion at all or in a timely manner, or a failure of any benefits realized to offset its costs, could have a material and adverse impact on the trading price of our securities.

Our ability to pay dividends to the holders of our Class A common stock may be limited by requirements under our certificate of incorporation, our holding company structure, applicable provisions of Delaware law and contractual restrictions or obligations.

Our current dividend policy is consistent with the Partnership’s pre-Conversion distribution policy. That is, we intend to pay a base dividend, as well as a variable dividend that takes into account capital returned to stockholders via our stock repurchase program. Under our certificate of incorporation, we are required to pay a quarterly preferred dividend in respect of our Class B common stock in the aggregate amount of $20,000 per quarter, which is consistent with the Partnership’s pre-Conversion preferred distribution requirement. Other than that preferred dividend requirement, we are not required to pay dividends to our stockholders on a quarterly or other basis, and declaration of any other dividends in the future will be solely in the discretion of our board of directors, which may change our dividend policy at any time. Our ability to pay cash dividends to holders of our Class A common stock depends on a number of factors, including among other things, general economic and business conditions, our strategic plans and prospects, our businesses and investment opportunities, our financial condition and operating results, capital requirements and other anticipated cash needs, contractual restrictions and obligations, legal, tax and regulatory restrictions and other factors.

Additionally, as a holding company, our ability to pay dividends will be subject to the ability of our operating subsidiary Viper OpCo and any future subsidiaries to provide cash to us. Viper Energy, Inc. has no material assets other than its membership interest in Viper OpCo, which holds all of the mineral and royalty interests and other assets consolidated on our balance sheet.

Under the DGCL we may only pay dividends to our stockholders out of (i) our surplus, as defined and computed under the provisions of the DGCL or (ii) our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If we do not have sufficient surplus or net profits, we will be prohibited by law from paying any such dividend. In addition, the terms of the Viper OpCo revolving credit facility include, and any other debt instruments or financing arrangements may from time to time include, covenants or other restrictions that could constrain our ability to pay dividends, make other distributions or repurchase our common stock. Our certificate of incorporation contains provisions authorizing us to issue series of preferred stock that may have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to our Class A common stock.

Furthermore, by making cash dividends to our stockholders rather than investing that cash in our businesses, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund future acquisitions, new investments or other capital requirements.

The market price of our Class A common stock could be adversely affected by sales of substantial amounts of our Class A common stock in the public or private markets.

Sales by holders of a substantial number of our Class A common stock in the public markets, or the perception that such sales might occur, could have a material adverse effect on the price of our Class A common stock or could impair our ability to obtain capital through an offering of equity securities.